                                                                     EXHIBIT 5.1

                                                              ATTORNEYS AT LAW   Broomfield, CO
[LOGO]                                                                           720 566-4000

                                                              Five Palo Alto     Denver, CO
                                                              Square             303 606-4800
                                                              3000 El Camino     Kirkland, WA
                                                              Real               425 893-7700
                                                              Palo Alto, CA      Menlo Park, CA
                                                              94306-2155         650 843-5100
                                                              Main     650       Reston, VA
                                                              843-5000           703 456-8000
                                                              Fax       650      San Diego, CA
                                                              849-7400
        , 2001                                                www.cooley.com     858 550-6000
                                                                                 San Francisco, CA
                                                                                 415 693-2000

Omnicell, Inc.                                                ROBERT J. BRIGHAM
1101 East Meadow Drive                                        650 843-5053
Palo Alto, CA 94303                                           rbrigham@cooley.com

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Omnicell, Inc. (the "Company") of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering an underwritten public offering of up to six million nine hundred thousand (6,900,000) shares of Common Stock (the "Common Stock").

In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectus, the Company's Certificate of Incorporation, as amended, and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below; and
(ii) that the shares of Common Stock will be sold by the Underwriters at a price established by the Pricing Committee of the Board of Directors of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:
                        -----------------------------------------
                        Robert J. Brigham